Exhibit 99.2

NEWS RELEASE

Gray Renews All FOX Affiliation Agreements

Atlanta, Georgia – August 25, 2014. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that it has entered into agreements with Fox Broadcasting Company that extend and renew the network affiliations for all of Gray’s FOX Network affiliated stations.

“Gray looks forward to continuing its successful relationship with FOX,” said Gray CEO Hilton H. Howell, Jr. “In addition to the new agreements announced today, we are also proud to have increased the number of FOX affiliated stations in our portfolio from five stations in five markets to ten stations serving eight markets in just the past four months.”

The stations covered by the new affiliation agreements are KNDX/KXND in Bismarck/Minot, North Dakota; KXII in Sherman, Texas; KEVN/KIVV in Rapid City, South Dakota; WSVF in Harrisonburg, Virginia; WBKO in Bowling Green, Kentucky; WCAV in Charlottesville, Virginia; WOVA in Parkersburg, West Virginia; and KIIT in North Platte, Nebraska.

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and/or operates television stations and leading digital assets in markets throughout the United States. Upon completion of all pending transactions, we will own and/or operate television stations in 44 television markets broadcasting 141 program streams including 76 affiliates of the Big Four networks (ABC, CBS, NBC and FOX). At that time, our owned and/or operated stations will include twenty-six channels affiliated with the CBS Network, twenty-four channels affiliated with the NBC Network, sixteen channels affiliated with the ABC Network and ten channels affiliated with the FOX Network. We will then own and/or operate the number-one ranked television station in 29 of those 44 markets and the number-one or number-two ranked television station operations in 40 of those 44 markets. We will reach approximately 8.1 percent of total United States television households.

Contacts

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Senior Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Senior Vice President, Business Affairs, 404-266-8333

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv